As filed with the Securities and Exchange Commission on August 3, 2018

Registration No. 333-191380

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-191380)

Post-Effective Amendment No. 2 to Form S-8 Registration Statement (No. 333-194439)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-201756)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-216413)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-223506)

UNDER

THE SECURITIES ACT OF 1933

____________________

 FOUNDATION MEDICINE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		27-1316416 (I.R.S. Employer Identification Number)
Foundation Medicine, Inc. 150 Second Street Cambridge, MA 02141 (617) 418-2200 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Foundation Medicine, Inc. 2013 Stock Option and Incentive Plan
Foundation Medicine, Inc. 2013 Employee Stock Purchase Plan
Foundation Medicine, Inc. Amended and Restated 2010 Stock Incentive Plan

(Full title of the plans)

____________________

Troy Cox
Chief Executive Officer
Foundation Medicine, Inc.

150 Second Street

Cambridge, MA 02141
(617) 418-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer ☒
Non-accelerated filer 	Smaller reporting company Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Foundation Medicine, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister certain shares of the Company’s common stock, which had a par value of $0.0001 per share prior to the Transactions (as defined below) and now has a par value of $0.01 per share (the “Common Stock”), and remaining unissued and other obligations and interests, originally registered under the Registration Statements filed by the Company with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (Registration File No. 333-191380), pertaining to the registration of 2,150,117 shares of Common Stock under the Foundation Medicine, Inc. Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”), 1,355,171 shares of Common Stock under the Foundation Medicine, Inc. 2013 Stock Option and Incentive Plan (the “2013 Plan”) and 788,503 shares of Common Stock under the Foundation Medicine, Inc. 2013 Employee Stock Purchase Plan (the “ESPP”), which was filed with the Commission on September 25, 2013;

•

Registration Statement on Form S-8 (Registration File No. 333-194439), pertaining to the registration of 1,125,921 shares of Common Stock under the 2013 Plan, which was filed with the Commission on March 10, 2014;

•	Registration Statement on Form S-8 (Registration File No. 333-201756), pertaining to the registration of 1,134,996 shares of Common Stock under the 2013 Plan, which was filed with the Commission on January 29, 2015;

•	Registration Statement on Form S-8 (Registration File No. 333-216413), pertaining to the registration of 2,783,398 shares of Common Stock under the 2013 Plan, which was filed with the Commission on March 3, 2017;

•

Registration Statement on Form S-8 (Registration File No. 333-223506), pertaining to the registration of 1,461,671 shares of Common Stock under the 2013 Plan, which was filed with the Commission on March 7, 2018;

On July 31, 2018, the previously announced combination (the “Transactions”) of Roche Holdings, Inc. (“Roche”) and the Company was completed. The Transactions were completed pursuant to an Agreement and Plan of Merger, dated as of June 18, 2018, among the Company, Roche and 062018 Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Roche (the “Merger Agreement”).

The Transactions included (i) a tender offer by 062018 Merger Subsidiary, Inc. to purchase all of the outstanding shares of the Company at a price of $137.00 per share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Merger Agreement and (ii) the merger of the Company with 062018 Merger Subsidiary, Inc., with the Company surviving.

As a result of the Transactions, there will be no future offers or sales under the Registration Statements and, pursuant to the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the date hereof, the Company hereby removes from registration the securities registered but unissued under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 3rd day of August, 2018.

FOUNDATION MEDICINE, INC.

By:	/s/ Troy Cox
Troy Cox Chief Executive Officer and Director

____________________

*       Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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